Exhibit 10.1

White River Operating LLC
27073 HWY 15, Ferriday LA 71334

January 10, 2023

Participation Agreement for DENMISS LLC NO 1 Well c/o the White River Drilling Club.

When executed by you in the manner provided below, this Participation Agreement (“Agreement”) will evidence an agreement between WHITE RIVER ENERGY CORP. (hereinafter referred to as “Assignor”) and ____________________ (hereinafter referred to as “PARTICIPANT”) covering your participation in a well drilled on that certain 160 + mineral acres; Section 14, SE/4 of SW/4, Section 23, NW/4 of SE/4 and SE/4 of NW/4 and SW/4 of NE/4, T7N-R4E, Pisgah Oil Field, Rankin County, Mississippi (the “Pisgah Prospect”) under that certain Lease Agreement dated as of July 1, 2022 by and between White River E&P LLC c/o Sky3D LLC and Pearl River Interior, L.L.C (the “Lease”). White River Operating LLC shall be designated as “Operator” of the well(s) Drilled therein. The terms of this Agreement are as follows:

I.	EXHIBITS

The following exhibits are attached hereto and made a part of this Agreement:

A.	Exhibit A: Well Location Plat
B.	Exhibit B: Authority for Expenditure (“AFE”)
C.	Exhibit C: Wiring Instructions

II.	AGREEMENT TO CONVEY INTEREST IN LEASES

A.	PARTICIPANT shall fund an initial amount of $50,000.00 for 1.0 UNIT(s) at a cost of $50,000.00 per UNIT to Assignor (the “Payment”), which Assignor will in turn use to drill the well or wells described in further detail herein (beginning with the “Test Well” described in Section III hereunder). The Payment is due by January 15th, 2023.

B.	In exchange for the Payment set forth above, the PARTICIPANT is receiving: (i) a 1.0412490% working interest per UNIT in the Test Well resulting from the Pigsah Prospect; and (ii) a 0.7809370% net revenue interest per UNIT in the Test Well resulting from the Pigsah Prospect.

C.	It is understood and agreed that Assignor (or one of its affiliates) is retaining a twenty five percent (25%) working interest in the Test Well as a “promote”. As such, the PARTICIPANT is only receiving a 1.0412490% working interest per UNIT in such well, despite having the Payments total 1.3883320% per UNIT of the total cost of the AFE.

D.	The Assignor shall be responsible for all costs associated with the Test Well in excess of the Payments.

III.	TEST WELL(S)

A.	PARTICIPANT agrees to participate in the drilling of the initial test well, which shall be designated as the DENMISS LLC No. 1, “TEST WELL” means the well that is proposed and drilled in the Prospect. The Well shall be drilled to a depth sufficient to evaluate the prospective multiple zones being the Rodessa Sand and Hosston Formations to a depth of 11,500’ (the “Contact Depths”). See AFE #1, Exhibit B.

A.	The initial drilling well shall be performed by White River Operating, LLC for an agreed price. A copy of the drilling contract will be furnished to PARTICIPANT upon request.

IV.	SUBSTITUTE TEST WELL

If the initial drilling is abandoned prior to reaching contract depths due to heaving shale, saltwater flow, rock salt, dome formation, lost circulation, impenetrable formation, mechanical difficulty, or other conditions rendering further drilling impractical, any party who participated in drilling the Well shall have the option, but not the obligation, to propose and drill a substitute well (hereinafter referred to a “Substitute Test Well”). The parties who participate drilling the Well shall have the right to participate in other zones of said Well and/or drilling the Substitute Test Well by following the same procedure and the same elections set forth in Section III of this Agreement for the initial Well.

V.	COST OF SUBSEQUENT/DEVELOPMENT WELLS

For any well(s) drilled after the drilling of the Test Well and any Substitute Test Well within a unit area in which PARTICIPANT participates, PARTICIPANT share of costs shall be the same as a “TEST WELL”.

VI.	OPERATING AGREEMENT

Upon drilling of the initial well, Operator shall forward a standard AAPL-610 Joint Operating Agreement (the “JOA”) PARTICIPANT applicable to all operations hereunder for your review and execution. White River Operating LLC shall be designated as Operator in said JOA. In the event of a conflict between the terms and provisions of this Agreement and the JOA, this Agreement shall prevail.

VII.	INFORMATION TO BE FURNISHED

White River Operating LLC shall notify PARTICIPANT when actual drilling of a well is commenced and shall, upon request, furnish PARTICIPANT with copies of all regulatory permits for the Mississippi Office of Conservation or a status of the drilling progress of the well via the White River Drilling Club website.

VIII.	INSURANCE

At all times while conducting operations under this Agreement, Assignor or Operator, as applicable, shall carry or cause to be carried adequate insurance coverage for the benefit of the PARTICIPANT, and shall ensure PARTICIPANT is covered under the limits of the White River Operating LLC insurance policy.

IX.	PROVISION CONCERNING TAXATION

Nothing in this agreement or in any of the exhibits attached hereto is intended to create or shall it be deemed to create a joint venture or a mining or other partnership of any kind, or to provide for or create any joint liability.

White River Operating LLC will not be responsible for providing a tax opinion to the PARTICIPANT regarding any potential Intangible Drilling Cost (“IDC”) deductions realized by the PARTICIPANT. White River Operating LLC, will furnish documentation to the PARTICIPANT or the PARTICIPANT’S tax counsel upon request to allow them to determine if the PARTICIPANT is eligible for IDC deductions.

X.	NOTICES

All notices, proposals, reports and other communication given under this Agreement shall be sent to the parties at the following addresses (please complete your contact information):

PARTICIPANT

___________________________________

White River Operating LLC
27073 HWY 15, Ferriday LA 71334

And to such other addressees as the parties may designate in writing, notices, etc. may be sent by mail, fax or expedited delivery service. Any notice, etc. shall be deemed to be received by the addressee on the day after it is actually sent.

XI.	ASSIGNMENTS

The form of assignment(s) shall be mutually agreed upon, and White River Energy LLC consents to the assignment(s).

XII.	HEIRS, SUCCESSORS, AND ASSIGNS

Any assignment or transfer of an interest under this Agreement shall be expressly made subject to this Agreement and the JOA contemplated in Article VIII of this Participation Agreement. In any such assignment, the assigning party shall furnish its PARTICIPANT with a copy of this Agreement and all exhibits attached thereto, and the PARTICIPANT(s) shall agree to assume and be bound by the terms and provisions hereof.

XIII.	CONTROLLING LAW

This Agreement and the parties’ rights and obligations under it shall be governed by the Laws of the State of Mississippi.

XIV.	EFFECT OF PARAGRAPH HEADINGS

The headings of the paragraphs herein have been used for convenience only and shall not be used in construing the provisions of this Agreement.

XV.	EFFECTIVE DATE

This Agreement shall be effective for all purposes as of January 10, 2023, regardless of the date of its actual execution.

XVI.	ACCEPTANCE

This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one (1) Agreement.

Sincerely,

WHITE RIVER ENERGY CORP, PARENT COMPANY
WHITE RIVER E&P LLC, SUBSIDIARY
WHITE RIVER OPERATING LLC, SUBSIDIARY
SKY3D LLC, AFFILIATE

By:

Randy May, Executive Chairman, on behalf of all of the above listed entities

PARTICIPANT

By:

Name:

AGREED TO AND ACCEPTED THIS 10TH DAY OF January, 2023.